ENVIRONMENTAL REMEDIATION AGREEMENT

     THIS ENVIRONMENTAL REMEDIATION AGREEMENT ("Agreement") dated September   ,
1998, is entered into by and between JOSEPH FREED HOLDINGS, L.L.C., an Illinois limited liability company (hereinafter "JFH"), and [Purchasing Entity] ("Purchasing Entity") (JFH and Purchasing Entity are hereinafter collectively referred to as "Freed"), AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, not personally but as Trustee under Trust Agreement dated April 24, 1987 and known as Trust Number 102332-03 ("Trustee") and EVANSTON PLAZA INVESTORS A REAL ESTATE LIMITED PARTNERSHIP, an Illinois limited partnership ("Evanston Plaza Investors") (Trustee and Evanston Plaza Investors are hereinafter collectively referred to as "Indemnitees").

     WHEREAS, JFH, Trustee and Evanston Plaza Investors are parties to a certain Agreement of Sale dated December 8, 1997, as amended by that First Amendment to Agreement of Sale dated May 28, 1998, Second Amendment to Agreement of Sale dated July 24, 1998, Third Amendment to Agreement of Sale dated August 28, 1998 and Fourth Amendment to Agreement of Sale dated September 10, 1998 (collectively referred to as the "Sale Agreement") for the real property commonly known as Evanston Plaza, Evanston, Illinois (the "Property");

     WHEREAS, certain response action is being performed at the Property pursuant to the Illinois Site Remediation Program ("SRP"), 35 Ill. Admin. Code
Part 740, and the Tiered Approach to Corrective Action Objectives ("TACO"), 35 Ill. Admin. Code Part 742;

     WHEREAS, Evanston Plaza Investors expects to seek in the future reimbursement of all response costs incurred in connection with such response action from responsible third parties under federal and/or state laws including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. e9601 et seq., as amended;

     WHEREAS, due to certain developments in negotiations between JFH and Evanston Plaza Investors relating to the sale and purchase of the Property, JFH and Indemnitees have agreed it is necessary to enter into this Agreement; and

     NOW THEREFORE, in consideration of the matters set forth in the foregoing recitals, the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Environmental Reports. Evanston Plaza Investors, through its consultants, has conducted and performed extensive tests, studies, borings and other analysis of the Property, all as set forth in the Existing Report (as that term is defined in the Fourth Amendment to Agreement of Sale, dated September __, 1998). The Existing Report includes, without limitation, the Remediation Objectives Report dated June 1998 ("RO Report") and the Remedial Action Plan dated June 1998, as revised ___________, 1998 ("RAP").

     2. Remedial Activities. In consideration of Evanston Plaza Investors' agreements contained herein, Freed agrees to perform certain response action on the Property (but not off the Property) for those releases of hazardous substances in soil identified in the Site Investigation Report that exceed the remediation objectives identified in the RO Report (such response action hereinafter referred to as the "Remedial Activities") as follows:

     a. Freed agrees to perform the Remedial Activities in substantial compliance with the RAP, as the RAP may from time to time be amended, modified or revised with the approval of the Illinois Environmental Protection Agency ("IEPA") and in accordance with the terms contained herein;

     b. Freed agrees to submit to Evanston Plaza Investors for review and approval any proposed amendment, modification or revision to the RAP (individually or collectively, an "Amendment"), such approval not to be unreasonably withheld based upon the following factors:

          (1) The Amendment shall not violate applicable environmental law and regulation;

          (2) The Amendment shall be, when evaluated as a whole, in substantial compliance with 35 Ill. Adm. Code Parts 740 and 742; and

          (3) The Amendment shall not prevent Freed from obtaining a "No Further Remediation Letter" for the Property, issued by the IEPA, in accordance with 35 Ill. Adm. Code Sections 740.605 and 740.610; and

          (4) The Amendment shall not alter the RAP in such a way as to cause the Remedial Activities to not be consistent with the National Contingency Plan, 40 C.F.R. Part 300.

     Upon its receipt of a proposed Amendment, Evanston Plaza Investors shall have twenty-one (21) days in which to approve or disapprove of an Amendment by written notice to Freed. If Evanston Plaza Investors does not give Freed written notice within said twenty-one (21) day period, said Amendment shall be deemed approved by Evanston Plaza Investors.

     c. Freed agrees to permit representatives of Evanston Plaza Investors to observe and monitor on-site work implementing the RAP, and Freed agrees to consider any comments or suggestions concerning the substantial compliance of the work with the RAP.

     d. Evanston Plaza Investors must give Freed written notice within forty-five (45) days of any breach by Freed of its obligations in this paragraph 2 or in paragraph 3 herein. Freed shall have sixty (60) days to cure such breach. In the event Evanston Plaza Investors does not give Freed timely notice of an alleged breach, and Freed can establish that it was materially prejudiced by Evanston Plaza Investors' failure to give timely notice, Evanston Plaza Investors shall be deemed to have waived and covenanted not to sue Freed for any such breach. Evanston Plaza Investors and Freed agree that Freed shall be deemed to be materially prejudiced within the meaning of the previous sentence (but without limiting the scope of materially prejudiced) in the event that Evanston Plaza Investors fails to give Freed notice of any claim by Evanston Plaza Investors that Freed failed to perform some or all of the Remedial Activities in substantial compliance with RAP before Freed submits to IEPA a remedial action completion report in accordance with 35 Ill.Admin.Code
Section 740.455.

     e. As a condition antecedent to Freed's obligations under this paragraph 2 and paragraph 3 herein to perform Remedial Activities, Dominick's must have entered into a lease agreement, acceptable to Freed in its sole discretion, causing the construction of a grocery store on the Property and the Toys R Us Parcel and the Fretters Parcel must have been purchased.

     3. Remediation Costs. Freed shall pay for all Remedial Activities at its sole cost and expense, including, but not limited to, all labor, materials, expenses, equipment, machinery, reports, paperwork, consulting and shall use its best efforts to obtain a Focused No Further Remediation ("NFR") Letter for the Property from the Illinois Environmental Protection Agency ("IEPA"). The Remedial Activities also include, without limitation, any monitoring requirements of the IEPA included in the NFR Letter and any further remedial activities necessary to remedy and correct any adverse results of the monitoring, as determined by the IEPA.

     4. Remediation Claims. Freed hereby assigns to Evanston Plaza Investors and its successors and assigns the sole and exclusive right to seek in the future reimbursement of any and all response costs incurred in connection with the Remedial Activities from responsible third parties under CERCLA, or any other federal, state or local laws for a maximum claim amount not to exceed $3,700,000, excluding counsel and consultant costs incurred by Evanston Plaza Investors in connection with the Remedial Activities (the "Remediation Claim"), whether such response costs were originally incurred by Evanston Plaza Investors or Freed. Freed hereby waives and releases any and all rights to the Remediation Claim.

     5. Permits and Approvals. Freed agrees to obtain the necessary permits, authorizations, or approvals from IEPA and other federal, state or local governmental agencies which have jurisdiction over the Remedial Activities prior to the commencement of the Remedial Activities. Freed shall promptly provide Evanston Plaza Investors with copies of all correspondence, reports, tests and any other documents submitted to or received from the IEPA or any other governmental agency relating to the Remedial Activities.

     6. Evanston Plaza Investors Cooperation. Evanston Plaza Investors agree that it will provide Freed with such reasonable cooperation necessary to enable Freed to acquire the necessary permits, authorizations, or approvals from IEPA and other governmental agencies which have jurisdiction over the Remedial Activities. Evanston Plaza Investors will cooperate with Freed in timely reviewing and executing such reports and documents to be submitted to and approved by the IEPA or other governmental agencies. No documents or reports shall be filed with or provided to the IEPA or any other third party without the prior review of Evanston Plaza Investors or its counsel. Freed shall provide Evanston Plaza Investors with copies of all letters, responses, reports and other documents received from the IEPA or other third parties in connection with the Remedial Activities promptly upon receipt of the same. Indemnitees acknowledge and agree that Freed shall (a) control the Remedial Activities, (b) determine the extent of the Remedial Activities, (c) communicate, negotiate and deal with any regulatory authority asserting jurisdiction over the Property or the Remedial Activities, without interference or direct participation by the Indemnitees, and (d) have discretion to agree to the scope, form, substance and conditions of the NFR to be issued by the IEPA, and to implement any such NFR issued by IEPA.

     7. Remediation Status Reports. On or before the 10th day of each month, commencing with the second month after the date of execution of this Agreement, Freed shall provide to Evanston Plaza Investors, for delivery to and review by Evanston Plaza Investors and its counsel and consultants, written reports detailing the status of the Remedial Activities for the preceding month (the "Reporting Period"), including, without limitation (a) work completed to date through and including the Reporting Period, (b) work intended for the month following the Reporting Period, (c) an updated schedule for the completion of the Remedial Activities and (d) an updated detailed accounting of costs incurred in connection with the Remedial Activities. The written reports shall follow the format provided in Exhibit A. Freed's obligation to provide reports in accordance with this paragraph shall terminate upon Freed's submittal of the Completion Report to IEPA.

     8. Remedies. In the event that Freed fails to fulfill its obligations under this Agreement, Indemnitees reserve the right to pursue any and all remedies available under the Sale Agreement, this Agreement, at law or in equity as a result of such violation or default. In the event that the Indemnitees fail to fulfill its obligations under this Agreement, Freed reserves the right to pursue any and all remedies available.

     9. Indemnification. Freed shall protect, indemnify, defend and hold harmless Indemnitees and their respective partners, stockholders, affiliates (including, but not limited to, The Balcor Company, The Balcor Company Holdings, Inc., National Express Company and American Express Company), directors, officers, employees, agents (collectively referred to hereinafter as "Indemnified Parties") from and against any and all claims, causes of action, demands, losses, damages, costs, expenses, liability or fees (including attorney's fees and costs) for injury to or death of any person, or from damage to or destruction of property, and for any other similar costs, damages, expenses, liabilities, fines, penalties or losses (individually and collectively, the "Losses") incurred by or claimed against Indemnitees by third parties arising out of Freed's negligent performance of the Remedial Activities or any material breach by Freed of any covenant, representation or agreement set forth in this Agreement.

     As a condition antecedent to Freed's assignment of the Remediation Claim in Paragraph 4 herein to Evanston Plaza Investors, its successors or assigns, such assignment shall be valid and effective if and only if Evanston Plaza Investors, its successors or assigns agree to indemnify, defend and hold harmless Freed from any loss, cost, damage or expense arising out of the assertion against responsible third parties by Evanston Plaza Investors, its successors or assigns, of any Remediation Claim. Evanston Plaza hereby indemnifies, defends and holds harmless Freed from any loss, cost, damage or expense arising out of the assertion against responsible third parties by Evanston Plaza, its successors or assigns, of any Remediation Claim.

     10. Notices. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

TO EVANSTON PLAZA INVESTORS:  c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Jayne Kosik
                              (847) 317-4458 (FAX)

with copies to:               c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Jerry Ogle, Esq.
                              (847) 317-4380
                              (847) 317-4458 (FAX)

with copies to:               Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

TO FREED:                     Joseph Freed Holdings, L.L.C.
                              1400 South Wolf Road, Building 100
                              Wheeling, Illinois 60090
                              Attention: Mr. Norris Eber
                              (847) 215-5500
                              (847) 215-5282 (FAX)

and one copy to:              Baker & McKenzie
                              One Prudential Plaza
                              130 East Randolph Drive
                              Chicago, Illinois 60601
                              Attention: James P. O'Brien, Esq.
                              (312) 861-7588
                              (312) 861-2898 (FAX)

     11.       Miscellaneous.

          a. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois without regard to conflict of law rules.

          b. Headings and titles of paragraphs and other sub-parts of this Agreement are for convenience of reference only and shall not be considered in interpreting the text of this Agreement. Modifications or amendments to this Agreement must be in writing and executed by duly authorized representatives of each party.

          c. In the event that any portion or all of this Agreement is held to be void or unenforceable, the remaining portions shall remain valid and enforceable and the parties agree to negotiate in good faith to reach an equitable agreement which shall effect the intent of the parties as set forth in this Agreement.

          d. The prevailing party in any litigation between the parties hereto arising out of this Agreement shall be entitled to reasonable attorneys' fees and costs to be paid by the non-prevailing party.

          e. The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of this Agreement shall continue as valid and enforceable obligations of the parties notwithstanding any such termination, cancellation, completion or expiration; provided, however, that in all events Freed's obligations (except for Freed's assignment of the Remediation Claim in paragraph 4 herein) under this Agreement shall terminate and be of no further force or effect upon the issuance of a NFR Letter concerning the Property by IEPA.

          f. Neither party to this Agreement shall assign its duties and obligations hereunder without the prior written consent of the other party.

     12. Entire Agreement. Except as otherwise provided in the Sale Agreement, this Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes and cancels any prior agreements, understandings, or representations, whether in writing or oral.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.
                              PURCHASER:

                              JOSEPH FREED HOLDINGS, L.L.C., an Illinois limited liability company

                              By:
                                   -----------------------------
                              Name:
                                   -----------------------------
                              Its:
                                   -----------------------------

                              SELLER:

                              TRUSTEE:

                              AMERICAN NATIONAL BANK AND TRUST COMPANY OF
                              CHICAGO, not personally, but as Trustee under Trust Agreement dated April 24, 1987 and known as Trust No. 102332-03

                              By:
                                   ---------------------------
                              Name:
                                   ---------------------------
                              Its:
                                   ---------------------------

                              BENEFICIARY:

                              EVANSTON PLAZA INVESTORS A REAL ESTATE LIMITED PARTNERSHIP, an Illinois limited partnership

                              By:  Balcor Equity Partners-IV, an Illinois
                                   general partnership, its general partner

                                   By:  The Balcor Company, a Delaware
                                        corporation, its general partner

                                        By:
                                             --------------------------
                                        Name:
                                             --------------------------
                                        Its:
                                             --------------------------

                                   EXHIBIT A

               EVANSTON PLAZA MONTHLY REMEDIATION STATUS REPORT

Reporting Period:
                 ------------------------------

     I. General Description of Work Completed to Date Through and Including Report Period

     II. General Description of Work Intended for the Month Following the Reporting Period

     III. Schedule for Completion of Remaining Tasks Constituting the Remedial Activities

     IV. Attach Copies of Invoices for Remedial Activities Paid During Reporting Period